Exhibit 99.2

675 Bering Drive, Suite 400

Houston, Texas 77057

713-830-9600

Fax 713-830-9696

CONTACT:	William George
Chief Financial Officer

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA INCREASES QUARTERLY DIVIDEND

Houston, TX — July 26, 2018 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of mechanical services including heating, ventilation, air conditioning, plumbing, piping and controls, today announced that its board of directors declared a quarterly dividend of $0.085 per share, which is a $0.005 increase from the Company’s most recent dividend, on Comfort Systems USA, Inc. common stock.  The dividend is payable on August 24, 2018 to stockholders of record at the close of business on August 13, 2018.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 126 locations in 112 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.